Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated June 8, 2026, which includes an explanatory paragraph as to GOWell Energy Technology’s ability to continue as a going concern, with respect to our audit of the financial statements of GOWell Energy Technology as of December 31, 2025 and for the period from October 8, 2025 (inception) through December 31, 2025 appearing in the Registration Statement on Form F-4 (File No. 333-294547) of GOWell Energy Technology filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Statement by Experts” in such Shell Company Report.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Guangzhou, PRC

September 30, 2026